Exhibit 2.n.3

Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

 of Gladstone Capital Corporation:

Our audit of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated November 13, 2012 appearing in the accompanying registration statement on Form N-2 of Gladstone Capital Corporation also included an audit of the senior securities table appearing on page 62. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP
McLean, VA November 13, 2012